Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Welsbach Technology Metals Acquisition Corp. (the “Company”) on Form S-1 of our report dated November 12, 2021, with respect to our audit of the Company’s financial statements as of October 13, 2021 and for the period from May 27, 2021 (inception) through October 13, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP
New York, New York
December 2, 2021